Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 MEF (this “Registration Statement”) of Empro Group Inc. (“Empro Group”) of our report dated 26 May 2025 with respect to the financial statements of Empro Group for the financial years ended 31 December 2023 and 31 December 2024, incorporated by reference in this Registration Statement, and to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement on Form F-1, as amended (File No. 333-282155), that is incorporated by reference in this Registration Statement.

UHY Malaysia PLT

Firm Number: 202406000040 (LLP0041391-LCA) & AF 1411

Chartered Accountants

Kuala Lumpur, Malaysia

1 July 2025